EXHIBIT 99.1

News Release
Press Department: Diana Phillips Matthew Weigman (212) 606-7176 Investor Relations: Jennifer Park (212) 894-1023

SOTHEBY’S HOLDINGS, INC. ANNOUNCES 2006 FIRST QUARTER RESULTS

•   First Quarter Revenues increase 30% to $96.0 million

•    First Quarter Operating Income from Continuing Operations improves to $1.8 million from an Operating Loss of ($8.6) million in the prior period

•    Sotheby’s sells the world’s second most expensive painting at auction, Pablo
Picasso’s Dora Maar au Chat, for $95.2 million

May 8, 2006, New York -- Sotheby’s Holdings, Inc. (NYSE: BID), the parent company of Sotheby’s worldwide auction, private sales and art-related financing activities, today announced results for the first quarter ended March 31, 2006.

For the quarter ended March 31, 2006, the Company reported revenues of $96.0 million, a $22.0 million, or 30%, increase over the prior first quarter, primarily due to higher auction commission revenues attributable to a 44% increase in Aggregate Auction Sales (aggregate hammer price of property sold at auction, including buyer’s premium), as well as a 49% increase in private sale commissions. Also contributing to the improvement versus the prior year is a $2.2 million, or 184%, increase in Finance revenues primarily resulting from a higher level of client loans during the period. The Company’s loss from continuing operations for the first quarter was ($3.9) million, or ($0.07), per diluted share compared to ($9.7) million, or ($0.16), per diluted share for the prior period, a 60%, or $5.8 million improvement. This growth, which is largely due to the increase in revenues highlighted above, is partially offset by certain expense increases resulting from a variety of factors including: variable increases in performance based compensation and direct costs of sales, both directly related to the overall increase in revenues; the Company’s strategic investments in certain growth areas of the business, especially, Asian, Russian and Contemporary Art; investment in a number of new client service initiatives; unusually high costs for litigation accruals, client goodwill gestures and authenticity claims; and inflationary increases for such things as limited salary increases, travel, and facility related costs.

Because of the seasonal nature of the art auction market, Auction Sales in the first quarter have historically only represented approximately 9% - 13% of annual Auction Sales, and the first quarter has historically been a loss period for the Company. As a result, historically, first quarter results have not been indicative of expected full year results.

“As seen in these excellent first quarter results, 2006 has begun very strongly,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s Holdings, Inc. “Numerous collecting categories across the globe are experiencing growth, with the most important contributors to the first quarter being London’s highest Impressionist and Modern Art and Contemporary Art sales in its history; historic highs for Old Master Paintings and very successful Asian sales in New York.”

“A healthy and vibrant art market is clearly continuing into the second quarter across a broad range of categories,” Mr. Ruprecht continued. “Most noteworthy thus far is the outstanding result for Picasso’s Dora Maar au Chat, which brought $95.2 million, becoming the second highest price for a painting sold at auction. This masterpiece was sold in the Impressionist series of sales which brought $248.3 million, representing Sotheby’s highest total since 1990 and leading this market in New York. Also, half the lots in the evening sale sold for $1 million or more.”

Second Quarter Sales

In addition to last week’s outstanding sales of Impressionist and Modern Art in New York, other auctions have performed extremely well, particularly in the emerging markets. Last month, Sotheby’s Hong Kong held a successful series of sales, selling for the first time in the spacious Hong Kong Convention and Exhibition Center. The sales brought a total of $108.5 million, above the low estimate of $100.6* million. Numerous records were broken, including records for a Chinese oil painting, an Imperial Chinese work of art, a Qing textile and a pink diamond at auction. Also, the Chinese Contemporary Art sale realized $17.0 million, the highest total ever at Sotheby’s for such a sale.

Also in April, in New York, Sotheby’s held an exceptional combined Russian Paintings and Works of Art sale. The sale totaled $54.4 million, surpassing its pre-sale high estimate of $46.3* million and bringing the highest total ever for a sale of Russian Art worldwide. Highlighting the sale was Nikolai Roerich’s Lao-tze, which sold for $2.2 million, more than seven times the high estimate of $300,000* and a record for the artist at auction. Other auction records were established for Yakovlev, Bogdanov-Belsky, Anisfeld, Vereschchagin and Bogolyubov and nine lots were sold for more than $1 million each.

Upcoming Sales

Our spring sales of Contemporary Art begin on Wednesday in New York. The evening sale will feature Roy Lichtenstein’s rare and iconic pop painting Sinking Sun which stands at the center of Lichtenstein’s highly acclaimed comic strip paintings for which the artist received international fame in the early 1960s. The painting is estimated to realize $18/$22 million*. Another highlight is a classic work by Willem de Kooning, Untitled

XVI from 1975. For some time, de Kooning focused on sculpture and drawing, but in 1975 he ended this long period of abstinence from painting and produced twenty large-scale canvases of explosive, vibrant color executed in lush, sensuous paint strokes. This particular canvas, Untitled XVI, is estimated to sell for $6.5/8.5* million. The entire sale is estimated to realize $125.7 to $170.5* million.

On May 24th in New York, John Singer Sargent’s Cashmere Shawl highlights Sotheby’s American paintings sale. This painting belongs to a series of highly celebrated works produced during Sargent’s summer retreats to the Italian Alps and is estimated to bring $3/$5* million. Other notable works include paintings by Normal Rockwell, Childe Hassam and Andrew Wyeth in a sale that is expected to realize $42 to $63* million.

On May 31st, Sotheby’s London is scheduled to hold its spring Russian Art sale which features paintings by Ivan Konstantinovich Aivazovsky, Konstantin Korovin and Isaac Ilich Levitan as well as exemplary Russian Imperial porcelain and Faberge works. The sale is expected to bring $28 to $40* million.

Among the highlights of our spring Impressionist and Modern Art sales in London this June is a major Modigliani portrait, Jeanne Hébuterne (au chapeau) which is estimated to bring $15/$21* million, an Impressionist masterpiece by Renoir, Femmes dans un jardin which is estimated to bring $7/$10* million, important fauve works by Vlaminck and Dufy, and a group of Impressionist and Post-Impressionist paintings from a private English collection.

On Flag Day, June 14th, in New York, Sotheby’s is selling four battle flags that were captured during the American Revolution that have returned to America after 225 years. Taken as trophies of battle by one of Britain’s most notorious commanders, Lieutenant Colonel Banastre Tarleton, during conflicts in Bedford, New York in 1779 and at Waxsaws on the North Carolina/South Carolina border in 1780, the flags are estimated to sell for $4 to $10* million.

In July in London, we are offering for sale what is arguably the most important book in English literature, the First Folio edition of Shakespeare’s plays. Published seven years after Shakespeare's death, this seminal volume contains a total of 36 plays, 18 of which had never previously been printed and – were it not for their appearance here – might otherwise have been lost to posterity. Some 750 copies were printed and about a third of these survive, mostly incomplete. The folio is expected to achieve $4/$6* million.

* Estimates do not include buyer’s premium.

About Sotheby’s Holdings, Inc.

Sotheby’s Holdings, Inc. is the parent company of Sotheby’s worldwide auction businesses, art-related financing and private sales activities. The Company operates in 34 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby’s Holdings, Inc. is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property.

Financial Tables Follow

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, summary of first quarter 2006 highlights and most recent investor presentation are also available at http://www.shareholder.com/bid/releasesE.cfm.

Sotheby’s Holdings, Inc.’s earnings conference call will take place on Tuesday, May 9, 2006, at 9:00 AM EST. Domestic callers should dial: 800-866-5043 and international callers should dial: 303-262-2193. The call reservation number is 11060257. The conference replay will be available for two weeks after the call at 800-405-2236 or 303-590-3000. Enter passcode 11060257#.

To listen to the conference call via web cast, please go to www.actioncast.acttel.com and enter the passcode 33771 when prompted. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins at 9:00 AM on May 9th. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S HOLDINGS, INC.

CONSOLIDATED INCOME STATEMENTS

(UNAUDITED)

(Thousands of dollars, except per share data)

	Three Months Ended
	March 31,	March 31,
	2006	2005
Revenues:
Auction and related revenues	$91,724	$72,175
Finance revenues	3,432	1,208
License fee revenues	470	176
Other revenues	378	468
Total revenues	96,004	74,027

Expenses:
Direct costs of services	12,882	10,229
Salaries and related costs	43,970	39,519
General and administrative expenses	32,029	27,184
Depreciation and amortization expense	5,370	5,646
Total expenses	94,251	82,578

Operating income (loss)	1,753	(8,551)

Interest income	519	1,609
Interest expense	(8,530)	(8,142)
Other income	246	5

Loss from continuing operations before taxes	(6,012)	(15,079)
Equity in earnings of investees, net of taxes	107	349
Income tax benefit	(2,002)	(4,987)
Loss from continuing operations	(3,903)	(9,743)

Discontinued operations:
(Loss) income from discontinued operations before taxes	(115)	44
Income tax (benefit) expense	(41)	22
(Loss) income from discontinued operations	(74)	22

Net loss	($3,977)	($9,721)

Basic and diluted loss per share:
Loss from continuing operations	($0.07)	($0.16)
(Loss) earnings from discontinued operations	(0.00)	0.00
Basic and diluted loss per share	($0.07)	($0.16)

Basic and diluted weighted average shares outstanding	57,119	62,594